EX-99.(11)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

August 28, 2020

Goldman Sachs ETF Trust

200 West Street

New York, New York 10282

Re:	Goldman Sachs ETF Trust – Goldman Sachs Innovate Equity ETF

Registration Statement on Form N-14 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Goldman Sachs ETF Trust (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the U.S. Securities and Exchange Commission (“SEC”), on August 28, 2020, relating to the transfer of all of the assets of the Goldman Sachs Data-Driven World ETF, Goldman Sachs Finance Reimagined ETF, Goldman Sachs Human Evolution ETF, Goldman Sachs Manufacturing Revolution ETF and Goldman Sachs New Age Consumer ETF (the “Acquired Funds”), each a series of the Trust, in exchange for the issuance of shares of beneficial interest of the Goldman Sachs Innovate Equity ETF (the “Surviving Fund”), a series of the Trust (the “Shares”), and the assumption by the Surviving Fund of all of the liabilities of the Acquired Funds, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization by and between the Trust, on behalf of the Surviving Fund and the Acquired Funds, filed therewith.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”) and By-Laws.

Based upon the foregoing, we are of the opinion that the Shares of the Surviving Fund to be registered under the 1933 Act have been duly authorized for issuance and, when issued to shareholders of the Acquired Funds in the manner described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in the Surviving Fund. In this regard, we note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power to cause each shareholder, or each shareholder of any particular series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

Goldman Sachs ETF Trust August 28, 2020 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP